Klondex Reports Solid First Quarter Operating Results with 57,633 GEOs Mined;
Reiterates Full Year Production Guidance of 210,000 - 225,000 GEOs

Reno, NV - April 19, 2017 - Klondex Mines Ltd. (KDX:TSX; KLDX:NYSE MKT) (“Klondex” or the “Company”) is pleased to report its preliminary operating results for the first quarter of 2017 for its Nevada and Canadian operations.
First Quarter 2017 Operating Highlights and Annual Outlook:

•	Mined a total 57,633 gold equivalent ounces(1), in line with Company expectations

•	Produced and sold a total of 34,454 and 33,737 gold equivalent ounces, respectively

•	In Nevada, ore from Fire Creek was stockpiled due to heavy snowfall limiting our ability to transport ore to the Midas mill

•
Built a significant stockpile in Nevada of 30,890 tons at an average grade of 0.94 gold equivalent ounces per ton containing 29,142 gold equivalent ounces(2). This is an increase of approximately 18,000 tons from the end of 2016. These tons will be processed at the Midas mill in the second quarter

•	Forward sold 20,000 of the stockpiled gold ounces in the first quarter at an average realized price of $1,250 per ounce

•	As planned, the Company continued to ramp up True North in Canada towards full production, which is expected to occur in the second half of the year

•
The Company’s initial mineral resource estimate at Hollister is expected to be completed in the second quarter. Development work continued with ore silling in the Gloria zone; stockpiled ore is expected to be processed at the Midas mill in the third quarter

•	The Company remains on track to meet its annual production guidance of 210,000 to 225,000 gold equivalent ounces, up 36% from 2016

•	The Company will report its financial results for the first quarter of 2017 after market close on Thursday, May 4, 2017.
(1) Mined ounces are calculated using tons hauled to surface multiplied by the assays from production sampling.
(2) End of month surveys are used to account for tonnage. Grade of material is based on weighted average of representative samples taken during mining. A metallurgical balance, using mined and milled numbers, is performed to determine final stockpile balances.

Mr. Paul Huet, President and CEO commented, “Despite difficult weather conditions in Nevada, our underground mining activities performed as expected in the first quarter. We have built a substantial stockpile at the Midas mill that will be processed in the second quarter.” Mr. Huet continued, “First quarter production was largely from two mines, Fire Creek and Midas in Nevada. Our True North and Hollister operations will contribute more in the second half of the year as they continue to ramp up towards full production. We are well positioned to deliver on our annual Company-wide production guidance of 210,000 to 225,000 gold equivalent ounces.”

First Quarter 2017 Operating Results

	Three months ended March 31, 2017
	Fire Creek	Midas	Hollister	Nevada Total	True North	Total
Ore Tons mined	31,730	40,153	6,950	78,833	28,686	107,519
Average gold equivalent mined head grade (oz/ton)(1)	1.19	0.35	0.29	0.68	0.14	0.54
Gold equivalent ounces mined	37,605	14,065	2,047	53,717	3,916	57,633
Gold ounces mined	37,193	9,279	1,885	48,357	3,916	52,273
Silver ounces mined	28,258	328,767	11,142	368,167	—	368,167
Ore tons milled	21,659	39,308	—	60,967	28,936	89,903
Average gold equivalent mill head grade (oz/ton)(1)	0.95	0.32	—	0.55	0.14	0.41
Average gold mill head grade (oz/ton)	0.94	0.22	—	0.47	0.14	0.37
Average silver mill head grade (oz/ton)(2)	0.84	7.43	—	5.09	—	3.45
Average gold recovery rate (%)	93.4%	92.0%	—%	93.0%	96.1%	93.4%
Average silver recovery rate (%)(2)	83.2%	84.2%	—%	84.2%	—%	84.2%
Gold equivalent produced (ounces)(1)	19,201	11,453	—	30,654	3,800	34,454
Gold produced (ounces)	18,981	7,873	—	26,854	3,800	30,654
Silver produced (ounces)	15,109	245,989	—	261,098	—	261,098
Gold equivalent sold (ounces)(1)	16,540	12,782	—	29,322	4,415	33,737
Gold sold (ounces)	16,378	8,781	—	25,159	4,400	29,559
Silver sold (ounces)	11,145	274,855	—	286,000	1,000	287,000
(1) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Preliminary GEO ratios for each respective segment are as follows:

GEO Ratio	68.7	68.7	68.7	68.7	68.8	68.7
(2) The Company does not track this silver statistic at True North due to silver being trivial to that operation.

Fire Creek and Midas in Nevada:
At Fire Creek and Midas, the Company mined 71,883 ore tons in the first quarter at an average mined head grade of 0.72 gold equivalent ounces per ton. First quarter 2017 production in Nevada was impacted by heavy snowfall that limited the ore mined from Fire Creek from being transported to the Midas mill. As such, the Company shut down the mill for just over two weeks to perform preventative maintenance originally scheduled for later in the year. The Company’s mining activity performed as planned which resulted in 51,670 gold equivalent ounces mined. The Company built a significant ore stockpile containing 29,142 gold equivalent ounces at the end of the first quarter. The Midas mill has excess processing capacity so the stockpiled ounces will be processed in the second quarter of the year.
Hollister in Nevada:
At Hollister, sill development work began in the Gloria zone. The Company expects tons mined and mill head grades to progressively increase throughout the year as it transitions to bulk mining in the form of long-hole, cut-and-fill and selective shrink stoping. Stockpiled ore is expected to be processed at the Midas mill in the third quarter after metallurgical test work is completed.

In-fill drilling in the Gloria zone continues. During the first quarter, the Company completed 31 drill holes totaling 11,775 ft. Results are pending and the Company expects to generate a preliminary mineral resource and reserve estimate in the second and third quarter, respectively.
True North in Canada:
At True North in Canada, the mine continues to ramp up towards full production. First quarter production was primarily from lower grade areas on the 16 Level and the 2603 ramp where development was already in place. The Company also experienced lower than expected underground equipment availability in the first quarter and consequently accelerated planned mill maintenance originally scheduled to occur later in the year.
The Company expects 2017 production and grades to progressively increase throughout the year as mining activity moves to the higher grade 710 incline and decline zones, with 2017 production heavily weighted in the second half of the year.
2017 Guidance:
The Company reiterates its 2017 consolidated production guidance of 210,000 to 225,000 gold equivalent ounces. 2017 production is weighted more heavily in the second half of the year as True North and Hollister continue to ramp up towards full production. See the graph below.

PRODUCTION FORECAST
2017 GEO

GUIDANCE:
210,000 - 225,000 GEOS
Hollister
True North
Midas
Fire Creek
Q1
Q2
Q3
Q4

NORTH AMERICA'S PREMIER NARROW VEIN UNDERGROUND PRODUCER TSX KDX NYSE MKT KLDX

Webcast and Conference Call
Klondex will report its financial results for the first quarter of 2017 after market close on Thursday, May 4, 2017. A conference call and webcast will be held the following morning on Friday, May 5, 2017 at 10:30am ET/7:30am PT. The conference call telephone numbers are listed below.
Canada & USA Toll Free Dial In: +1 800-319-4610
Toronto: +1 416-915-3239
International: +1 604-638-5340
Callers should dial in 5 to 10 minutes prior to the scheduled start time and ask to join the Klondex call. The webcast will be available on the Company's website or by clicking http://services.choruscall.ca/links/klondex20170505.html.

For More Information
John Seaberg
Senior Vice President, Investor Relations and Corporate Development
O: 775-284-5757
M: 303-668-7991
jseaberg@klondexmines.com
Send a Message to John Seaberg
About Klondex Mines Ltd. (www.klondexmines.com)
Klondex is a well-capitalized, junior-tier gold and silver mining company focused on exploration, development, and production in a safe, environmentally responsible, and cost-effective manner. The Company has 100% interests in three producing mineral properties: the Fire Creek Mine and the Midas Mine and ore milling facility, both of which are located in the state of Nevada, USA, and the True North Gold Mine (formerly known as the Rice Lake Mine) and mill in Manitoba, Canada. The Company also has 100% interests in two recently acquired projects, the Hollister mine and the Aurora mine and ore milling facility (formerly known as Esmeralda), also located in Nevada, USA.
Cautionary Note Regarding Forward-looking Information
This news release contains certain information that may constitute forward-looking information or forward-looking statements under applicable Canadian and United States securities legislation (collectively, “forward-looking information”), including but not limited to the production and exploration potential at Fire Creek, Midas, Hollister and True North, future exploration and production plans of Klondex and timing relating to the Company's expected releases of mineral resource and mineral reserve estimates. This forward-looking information entails various risks and uncertainties that are based on current expectations, and actual results may differ materially from those contained in such information. These uncertainties and risks include, but are not limited to, the strength of the global economy; the price of gold; operational, funding and liquidity risks; the degree to which mineral resource estimates are reflective of actual mineral resources; the degree to which mineral reserve estimates are reflective of actual mineral reserves; the degree to which factors which would make a mineral deposit commercially viable are present; the risks and hazards associated with underground operations; and the ability of Klondex to fund its substantial capital requirements and operations. Risks and uncertainties about the Company’s business are more fully discussed in the Company’s disclosure materials filed with the securities regulatory authorities in Canada and United States available at www.sedar.com and www.sec.gov, respectively. Readers are urged to read these materials. Klondex assumes no obligation to update any forward-looking information or to update the reasons why actual results could differ from such information unless required by law.